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                                                                    EXHIBIT 10.2

   RESTRICTIVE COVENANT AND AGREEMENT NOT TO DISCLOSE CONFIDENTIAL INFORMATION


        AGREEMENT dated _________ __, 2006, by and between KEVIN AOKI, residing at 11605 NW 78th Lane, Miami, Florida 33178 ("Aoki") and BENIHANA INC., a Delaware corporation, with offices at 8685 NW 53rd Terrace, Miami, Florida, (the "Company") (the "Agreement").

                                P R E A M B L E :

        WHEREAS, the parties hereto have separately agreed to terminate the Employment Agreement dated September 1, 2003 between the Company and Aoki ("Employment Agreement"). Notwithstanding the termination of the Employment Agreement, the parties agree that the provisions relating to disclosure of confidential information and covenant not to compete contained in the Employment Agreement shall, as hereinafter modified, continue to remain in full force and effect until August 31, 2008.

        NOW, THEREFORE, IT IS AGREED:

        1. Aoki acknowledges that the Company possesses confidential information, know-how, customer lists, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Aoki has knowledge, and that the Company will suffer serious and irreparable damage and harm if this confidential information were disclosed to any other party or if Aoki uses this information to compete against the Company. Accordingly, Aoki agrees that, without the consent of the Company's Board of Directors, he shall not disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Aoki became informed during his employment, whether learned by him as an employee of the Company, as a member of the Board of Directors or otherwise, and whether or not developed by Aoki, unless such information shall be or become public knowledge other than as a result of Aoki's direct or indirect disclosure of the same.

        Aoki further agrees that until August 31, 2008, he will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer or director or otherwise, engage in the United States (except as provided in the License Agreement dated May 15, 1995 between Benihana National Corp., as licensor, and Benihana of Tokyo, Inc., as licensee, relating to use of the Benihana trademarks in the State of Hawaii) in any "business which is competitive with that of the Company or any of its subsidiaries" as hereinafter defined or which business hires any persons who are presently employed by the Company or a subsidiary of the Company, without the consent of the Company's Board of Directors; provided, however, that the foregoing shall not be deemed to prevent the ownership by Aoki of up to five percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter

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market. For the purpose of this Agreement, a "business which is competitive with the business of the Company or any of its subsidiaries," shall include only the operation of restaurants selling Japanese, or other Asian food, or restaurants of a type then being operated by the Company, or any of its subsidiaries or franchisees.

        2. The Company agrees that, notwithstanding the foregoing, Aoki shall be permitted to own, operate and manage the Sushi Doraku restaurants located at 1104 Lincoln Road, South Beach, Florida 33139, 2233 Kalakaua Avenue, Honolulu, Hawaii 96815 and any other Sushi Doraku restaurants to be located in the State of Hawaii. In the event Aoki desires to have any interest, direct or indirect, in any additional Sushi Doraku restaurants to be opened prior to August 31, 2008, the prior written consent, not to be unreasonably withheld, of a committee of the Company's Board of Directors consisting of at least one independent director shall be required. The parties agree that one of the factors to be considered in obtaining the approval of the Board of Directors shall be the proximity of any new Sushi Doraku location to an existing or proposed site for a RA Sushi restaurant or other restaurant then being operated by the Company or any of its subsidiaries or franchisees. The Company and Aoki further agree that the prior written consent of the Company shall not be required for Aoki to establish Sushi Doraku restaurants in Dade County, Florida provided such new restaurants are not located within a seven (7) mile radius of any existing or proposed sites for a RA Sushi restaurant or other restaurant then being operated by the Company or any of its subsidiaries or franchisees.

        3. For the avoidance of doubt the Company agrees that the operation of such Sushi Doraku restaurants in the manner in which the current Sushi Doraku restaurant is operated shall not constitute a violation of this Agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Restrictive Amendment the date and year first above written.


Miami, Florida                          BENIHANA INC.

                                        By:
                                           -------------------------------------
                                           Joel Schwartz, President



                                        ----------------------------------------
                                           Kevin Aoki